                                                                       EXHIBIT 2


                            ASSET PURCHASE AGREEMENT


                                     among



                               I.M.D. CORPORATION
                                   the Seller



                                  DENNIS RUBEN
                                the Shareholder



                                   THE TRUST
                              (as defined herein)



                                      and


                       ILLINOIS PHARMACY ACQUISITION CO.
                                      and
                        CAPSTONE PHARMACY SERVICES, INC.
                            collectively, the Buyer

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE I.       PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3     Assumed Contracts, Leases and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II.      RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Collection of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE III.     PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2     Additional Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.3     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.4     Purchase Price Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.5     [HAS NO TITLE] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . .   7
         4.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4     Operations Since December 31, 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5     Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.6     Employment Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Medicare, Medicaid and Other Third-Party Payors  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.9     Compliance with Zoning, Land Use and Other Laws; Easements . . . . . . . . . . . . . . . . . . . . .  11
         4.10    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.11    Leases and Contracts; Payables and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.12    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.13    Miscellaneous Representations Relating to Real Estate  . . . . . . . . . . . . . . . . . . . . . . .  16
         4.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.15    Seller's Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.16    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.18    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.19    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.20    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.21    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





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
         4.22    Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.23    Employee Benefit Plans                                                                                19
         4.24    Compliance with Healthcare Laws and Other Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.25    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.26    Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.27    No Omissions or Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.3     Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.4     Buyer Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI.      COVENANTS OF PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.1     Ownership of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Maintain Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4     Current Return Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII.     CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VIII.    SELLER'S AND SHAREHOLDER'S CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  24
         8.2     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.3     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.4     Approval of Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.5     Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.6     Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.7     Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IX.      BUYER'S CONDITIONS TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.1     Representations and Warranties True at Closing; Compliance
                 with Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.2     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.4     Inspection of Assets; UCC Searches, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.5     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.6     Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.7     Lease Agreement and Landlord Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.8     Third Party Consents and Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         9.9     Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.10    Foxmeyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X.       OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.2    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.4    Corporate Good Standing and Corporate Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.6    Third Party Consents, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.7    Taxes and Other Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.8    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.9    Employment and Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.10   Subordination, Nondisturbance and Attornment Agreement . . . . . . . . . . . . . . . . . . . . . . .  28
         10.11   Additionally Requested Documents; Post Closing Assistance  . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XI.      OBLIGATIONS OF BUYER AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.2    Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.4    Corporate Good Standing and Board Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.6    Additional Requested Documents; Post Closing Assistance  . . . . . . . . . . . . . . . . . . . . . .  29
         11.7    Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.8    Employment and Lease Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.9    Illinois Resale Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XII.     [RESERVED] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XIII.    SURVIVAL OF PROVISIONS AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.2    Indemnification by Seller Shareholder and Trust  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.4    Rules Regarding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XIV.     PRESERVATION OF BUSINESS AND NONCOMPETE
                 RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.1    Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE XV.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.1    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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


         15.2    Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.4    Confidentiality; Prohibition on Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.5    Controlling Law                                                                                       34
         15.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.7    Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.8    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.11   Interpretation; Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.13   Legal Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made on February 29, 1996, by and among I.M.D. CORPORATION, an Illinois corporation (the "Seller"), DENNIS RUBEN, a resident of the State of Illinois (the "Shareholder"), the Trust (as defined herein), and ILLINOIS PHARMACY ACQUISITION CO. ("IPA"), an Illinois corporation and a wholly-owned subsidiary of CAPSTONE PHARMACY SERVICES, INC., a Delaware corporation ("Capstone") and Capstone (together with IPS, the "Buyer").

                                R E C I T A L S:

         WHEREAS, Seller owns and operates an institutional pharmacy business in the State of Illinois, all as more particularly described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by Seller at each of its locations (the "Business"); and

         WHEREAS, Shareholder is trustee under Trust Instrument dated December 7, 1987 (the "Trust") and Trust owns all of the issued and outstanding securities of Seller; and

         WHEREAS, except for the Excluded Assets (as such term is defined herein), Seller and Shareholder desire to sell and transfer the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                         ARTICLE I.  PURCHASE AND SALE

         1.1 Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in all assets (except the Excluded Assets) of Seller of every kind and type, tangible or intangible, real and personal, that are necessary or reasonably desirable to operate the Business (collectively, the "Assets"), free and clear of all obligations and liabilities other than the Assumed Liabilities (as defined in Section 1.3), which Assets include, without limitation, the following:

                 (1) All tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Exhibit 1.1(2) attached hereto (collectively, the "Equipment and Furnishings");

                 (2) All inventory of goods and supplies used or maintained in connection with the Business (collectively, the "Inventory");

                 (3) All accounts and notes receivables (the"Receivables") and the proceeds thereof;

                 (4) All patient, medical, personnel and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

                 (5) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                 (6) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                 (7)      All prepaid expenses;

                 (8) Contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, contracts for purchase, sale or lease of pharmaceuticals, supplies, equipment, goods or services currently furnished or to be furnished in connection with the Business and that are Assumed Liabilities (as such term is defined in paragraph 1.3(1));

                 (9) All intangible or intellectual property owned, leased, licensed or possessed by either Seller or Shareholder and utilized in connection with the Business, including without limitation, software programs and the names "I.M.D. Corporation", "Healthcare Pharmacy-Chicago" and derivatives thereof; and

                 (10) All cash and cash equivalents of the business on the books of Seller on February 29, 1996 after giving effect to Section 1.2(2) and the payment of salary to Shareholder in the amount of $50,000 for the period covering January 1, 1996 through February 29, 1996.

         1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "Excluded Assets"):

                 (1) Seller's corporate and fiscal records that Seller is required by law to retain in its possession;

                 (2) Cash and any cash equivalents on hand, on deposit with and in transit to financial institutions as of December 31, 1995, as reflected on the Post Closing Financial Statements (as defined herein); and

                 (3)      The Excluded Assets set forth on Exhibit 1.2 hereto.

The parties acknowledge and agree that Seller is not conveying to Buyer any of the Excluded Assets and that, following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

         1.3     Assumed Contracts, Leases and Liabilities.

                 (1) At Closing, Buyer will assume and hereby does assume as of the Closing and agree to pay or perform, as the case may be, only (a) those obligations consisting of current trade accounts payable and accrued expenses of Seller (the "Payables and Expenses") reflected on the Post Closing Financial Statements (as defined), and (b) those obligations arising after the effective date of the Closing under those Leases and Contracts (as such term is defined in paragraph 4.11) which Buyer expressly elects to assume as set forth on Exhibit 1.3 (collectively, the "Assumed Liabilities").

                 (2)      Except for the Assumed Liabilities and as provided by
Article XIII, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability contract, lease, note payable, account payable, commitment, agreement, suit, indemnity, claim, mortgage, tax or other obligation of Seller or Shareholder, of any type or description whatsoever, whether related or unrelated to the Assets or the Business.

                            ARTICLE II.  RECEIVABLES

         2.1 Collection of Receivables. At Closing, Seller and Shareholder will use good faith efforts to vest in Buyer all right, title and interest in the Receivables, and Buyer will proceed to collect the Receivables following Closing. In the event that any Receivable cannot be transferred to Buyer, then Seller and Shareholder shall use good faith efforts to collect the Receivable in compliance with all applicable laws, as Buyer's agents for the limited purpose of such collection, and shall immediately deliver to Buyer the gross proceeds of such collection. Seller and Shareholder shall each also provide such additional assistance in the collection process as Buyer may reasonably request; provided, however, in no event shall Seller be liable for any Receivable not collected after Seller has complied with the preceding provisions of this Section 2.1.

                          ARTICLE III.  PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, shall be Fifteen Million Four Hundred Eighty-Three Thousand Dollars ($15,483,000.00), payable in cash at Closing subject to the adjustments set forth in this Article III, plus a warrant delivered at Closing (the "Warrant") to acquire 75,000 shares of Buyer's common stock the form of which is attached hereto as Exhibit 3.1 (the "Purchase Price").

         3.2 Additional Consideration. In addition to the Purchase Price set forth in Paragraph 3.1 above, Buyer shall pay to Seller additional Purchase Price with respect to any new facility not a customer of the Business as of Closing which becomes a customer within ninety (90) days following Closing and remains as such for a period of one year. Such additional consideration shall equal the sum of Three Hundred Sixty and No/100 Dollars ($360.00) per bed based upon the licensed maximum capacity of each such new facility customer. Buyer shall pay Seller such cash consideration with respect to each new facility customer within thirty (30) days following the first anniversary of such customer's service commencement date with the Business.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.3 attached hereto (the "Allocation"). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes including tax purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto or as may be required by law.

         3.4     Purchase Price Adjustments.

                 (a) On or before April 15, 1996, Seller and Shareholder will cause an audit of Seller to be made as of December 31, 1995 and shall prepare and deliver to Buyer an unqualified, audited balance sheet, income statement, statement of stockholder's equity and cash flow statement accordingly (the "Post Closing Financial Statements"). The Buyer shall allow Seller, Shareholder and their accountants access at all reasonable times after the date hereof to the books, records, accounts and physical facilities of the Business to allow Seller and Shareholder to prepare the Post Closing Financial Statements, and the Buyer agrees to cooperate with the Seller and Shareholder in the preparation thereof. The Post Closing Financial Statements shall be based on the books and records of the Seller and shall present fairly in compliance with generally accepted accounting principles applied consistently throughout the periods, the financial position of Seller as of, and the results of its operations for, the periods specified.

                 (b) Within forty-five (45) days after the Post Closing Financial Statements are delivered to Buyer pursuant to Section 3.4(a), Buyer shall complete its examination thereof and shall deliver to Seller either (i) a written acknowledgment accepting the Post Closing Financial Statements; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Post Closing Financial Statements (the "Adjustment Report"). A failure by the Buyer to deliver the Adjustment Report within the required forty-five (45) day period shall constitute Buyer's acceptance of the Post Closing Financial Statements.

                 (c) During a period of thirty (30) days following the receipt by the Seller of the Adjustment Report, the Buyer and Seller shall attempt to resolve any differences they may have with respect to the matters raised in the Adjustment Report. In the event Seller and the Buyer fail to agree on any of Buyer's proposed adjustments contained in the Adjustment Report within such thirty (30) day period, then Seller and Buyer mutually agree that the accountant of each shall jointly choose the Chicago, Illinois office of a nationally recognized firm of certified public accountants ("Independent Auditors"), and the Independent Auditors shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on Seller, Shareholder and Buyer. The costs and expenses of the Independent Auditors and their services rendered pursuant to this Section 3.4(c) shall be born equally by Seller and the Buyer.

                 (d) The term "Post Closing Financial Statements," as that term has hereinbefore and will be hereinafter used, shall mean the Post Closing Financial Statements delivered pursuant to Section 3.4(a), as adjusted, if at all, pursuant to this

Section 3.4. The date on which the Post Closing Financial Statements are finally determined pursuant to this Section 3.4 shall hereinafter be referred to as the "Settlement Date."

                 (e) On the Settlement Date, the following adjustments to the Purchase Price shall be made:

                          (i) the Purchase Price shall be reduced by the Payables and Expenses Adjustment (as defined in Section 3.4(h)), if any; and

                          (ii) the Purchase Price shall be reduced by the Non-Cash Asset Deficit (as defined in Section 3.4(h)), if any.

                 (f) The adjustments set forth in Section 3.4(e) shall be aggregated to arrive at a net Purchase Price adjustment. Such Purchase Price adjustment shall be immediately payable in cash by Seller.

                 (g)      [Reserved]

                 (h) As used in this Section 3.4, the following terms shall have the following meanings:

                          "Excess Non-Cash Assets" means (x) the aggregate book
value of the Assets (other than cash and cash equivalents for the purposes of this definition) set forth in the Post Closing Financial Statements, less (y) $5,685,000; provided that if (x) less (y) is less than zero (0), the Excess Non-Cash Assets shall equal zero (0).

                          "Excess Payables and Expenses" means (x) the amount
of the Payables and Expenses set forth in the Post Closing Financial Statements, less (y) thirty percent (30%) of the aggregate book value of the Assets (other than cash and cash equivalents, for the purposes of this definition) set forth in the Post Closing Financial Statements; provided that if (x) less (y) is less than zero (0), the Excess Payables and Expenses shall equal zero (0).

                          "Non-Cash Asset Deficit" means (x) $5,685,000, less
(y) the aggregate book value of the Assets (other than cash and cash equivalents for the purposes of this definition) set forth in the Post Closing Financial Statements; provided that if (x) less (y) is less than zero (0), the Non-Cash Asset Deficit shall equal zero (0).

                          "Payables and Expenses Adjustment" means (x) Excess
Payables and Expenses, less (y) Excess Non-Cash Assets; provided that if (x) less (y) is less than zero (0), the Payables and Expenses Adjustment shall equal zero (0).

         3.5 In the event that, following Closing, Buyer suffers any recoupments in the form of an offset against any reimbursement under any third-party payor or government reimbursement programs due to Buyer relating to payments made to Seller for the periods on or prior to the Closing, then Seller and/or Shareholder shall either contest such offsets or pay to Buyer the amounts so offset, with interest at a rate equal to eight percent (8%) per annum (an "Offset Payment"). In the event that any such offset is contested by Seller and/or Shareholder and is not repaid upon the conclusion of the inquiry, Seller and/or Shareholder shall immediately pay in full the related Offset Payment to Buyer with interest at a rate equal to 8% per annum from the date of the offset.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND SHAREHOLDER

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Shareholder hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing and in good standing in the State of Illinois and is not qualified to do business as a foreign corporation in any state. Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; and to carry on its business as it is now being conducted. Except for Trust, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Seller has the right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Shareholder has the right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholder hereby, and to take all actions necessary, in his capacity as the sole stockholder of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, Shareholder or any other person or entity, is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholder, upon due execution and delivery thereof, shall constitute the valid and binding obligations of each of Seller and Shareholder, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2     Absence of Default.   The execution, delivery and consummation
of this Agreement, and all other agreements and documents executed in connection herewith by Seller and/or Shareholder will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create other than with respect to Buyer's obligations for Assumed Liabilities (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability under, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets, or otherwise adversely affect Buyer, Seller or Business under: (a) any term or provision of the Charter or Bylaws of Seller; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholder is a party or by which Seller and/or Shareholder or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority applicable to Seller or the Business; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or Shareholder and/or the Assets are subject.

         4.3     Financial Statements.

                 (a) Attached hereto as Exhibit 4.3 are true and correct copies of Seller's unaudited balance sheets as of December 31, 1995, December 31, 1994 and December 31, 1993 and its unaudited income statements, statement of stockholder's equity and cash flow statements for the years then ended (the "Financial Statements"). The Financial Statements are based on the books and records of Seller (which have been maintained in reasonable detail) and present fairly, in compliance with generally accepted accounting principles applied consistently throughout the periods, the financial position of Seller as of, and the results of its operations for, the dates and periods specified.

                 (b) Seller and Shareholder shall cause to be delivered to Buyer an unqualified audit of the Seller for the fiscal periods ending December 31, 1993 and 1994 by March 31, 1996, satisfying the requirements set forth in
Section 3.4(a) above. Seller and Shareholder shall fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Seller for any other period prior to January 1, 1996 not already audited.

         4.4     Operations Since December 31, 1995.  Except as set forth in
Exhibit 4.4, since December 31, 1995, there has been no:

                 (a) change in the condition, financial or otherwise, which in the aggregate has, or could reasonably be unexpected to have, a material adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of Seller;

                 (b) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance normal wear and tear excepted;

                 (c) sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

                 (d) material increase in the compensation payable by Seller to Shareholder, any of Seller's employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholder, independent contractors or agents of Seller;

                 (e) cumulative net operating loss incurred in the operation of the Business;

                 (f) adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;

                 (g) change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

                 (h) issuance or sale by Seller or Shareholder, or contract or other commitment entered into by Seller or Shareholder, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

                 (i) payment by Seller of any dividend, distribution or extraordinary disbursement or expenditure or intercompany payable;

                 (j) sale, transfer, pledge, mortgage or other disposition of any of the Assets (except in the ordinary course of business);

                 (k) merger, consolidation or similar transaction; or solicitations therefor involving the Seller;

                 (l) federal, state or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the knowledge of Seller and Shareholder, adversely affects the Business or Assets;

                 (m) strike, work stoppage or similar other labor dispute, except as set forth on Exhibit 4.6, adversely affecting the Business;

                 (n) termination, waiver or cancellation of any rights or claims of Seller, under contract or otherwise outside of the ordinary course of business which in the aggregate have had a material adverse affect on the Business; or

                 (o) made any payment under the Partner's Program described in the Exhibits hereto.

         4.5 Absence of Certain Liabilities. Except as set forth in the December 31, 1995 Financial Statements, Seller has, and as of the Closing will have, no contingent liabilities or contingent obligations.

         4.6 Employment Discrimination. Except as disclosed in Exhibit 4.6 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the knowledge of Seller or Shareholder, has threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, agent or Shareholder of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Family and Medical Leave Act).

         4.7     Licenses and Permits.

                 (1) To Seller's knowledge, Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Seller to occupy, operate and conduct the Business, and there do not exist any waivers or exemptions relating thereto. There is no default on the part of Seller or, to Seller's knowledge, any other party under any of the Licenses and Permits. To Seller's knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on Exhibit 4.7(1) attached hereto. Where available after reasonable inquiry, the most recent licensure surveys and deficiency reports related to each of these items has also been included in Exhibit 4.7(1). Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.7(1). No notices have been received by Seller or Shareholder with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

                 (2) Each employee of Seller has all Licenses and Permits required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting the Business, and there exists no waivers or exemptions relating thereto. There is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

         4.8     Medicare, Medicaid and Other Third-Party Payors.

                 (1) Seller does not and has never participated in the Medicare Program. Seller participates in the Medicaid Program (the "Program"). A list of and copies of its existing Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in Exhibit 4.11 attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements.

                 (2) No notice of any violation of any law or regulation or offsets against future reimbursements under or pursuant to the Program has been received by either Seller or Shareholder, nor is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent received by Seller to recoup past or present reimbursements with respect to the Program. Seller has not been subject to or, to its knowledge, threatened with loss of waiver of liability for utilization review denials with respect to the Program during the past twelve (12) months, nor have either Seller or Shareholder received notice of any pending, threatened or possible decertification or other loss of participation in, the Program.

                 (3) Seller currently has contractual arrangements with certain third party payors. A list of and copies of its existing Blue Cross contracts and other third party payor contract(s) are included in Exhibit 4.11 attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

                 (4) All liabilities and contractual adjustments of Seller under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements in accordance with and as required by GAAP.

                 (5) Seller has timely filed or caused to be filed all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicaid and Blue Cross. Seller has paid all liabilities for contractual adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims.

         4.9     Compliance with Zoning, Land Use and Other Laws; Easements.
To Seller's knowledge, none of the real estate to be leased from the Land Trust (as defined herein) to Buyer as set forth in Exhibit 4.9 (the "Real Estate") is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. Seller has all material easements and material rights necessary to continue operation of the Business, copies of which are set forth in Exhibit 4.9 attached hereto.

         4.10    Title to Assets.

                 (1) Seller has and is conveying to Buyer good and merchantable title in the Assets, free and clear of all mortgages, pledges, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, and other encumbrances, except:

                          (i)     as set forth in the Leases and Contracts
attached hereto;

                          (ii)    liens created by statute securing the claims
of materialmen, landlords and like persons;

                          (iii)   easements, covenants, conditions,
restrictions or other encumbrances or imperfections which do not materially detract from, or materially interfere with the present use of the properties or assets subject thereto or affected thereby, business or financial condition of the Seller or affect the marketability of the properties subject thereto in any material respect;

                          (iv)    security interests, mortgages, liens and
encumbrances described in the Notes to the Financial Statements;

                          (v)     liens of current state and local property
taxes which are not delinquent or subject to penalty ((i) through (v), collectively the "Permitted Liens").

The Assets are all the assets set forth on the Interim Financial Statements or used in the operation of the Business.

                 (2) The Real Estate is held by Marquette National Bank, solely as trustee under Trust Number 13089, the beneficiary of which is Shareholder (the "Land Trust"). The descriptions of the Real Estate contained in Exhibit 4.9 hereto are accurate and sufficient for their intended purposes, and such descriptions include all real property leased or owned by Seller and used in connection with the Business or set forth on the Interim Financial Statements. Seller owns no real estate. Seller is in lawful possession of all of the Real Estate, including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case, except as set forth on Exhibit 4.9, free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business. Additionally, Land Trust has the right and authority to lease the Real Estate to Buyer as contemplated by the terms of this Agreement, and such lease, once effected as contemplated hereunder, will vest in Buyer the lawful right to possess and use the leased Real Estate, superior in right to all others except as set forth on Exhibit 4.9.

         4.11    Leases and Contracts; Payables and Expenses.

                 (1) Exhibit 4.11 attached hereto sets forth a complete and accurate list of all contracts, including the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Seller and/or Shareholder is a party or by which Seller, the Assets or the Business is bound or affected, including, without limitation, service, contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate (collectively, the "Leases and Contracts"). Attached to Exhibit 4.11 are accurate and complete copies of all written Leases and Contracts and written summaries of key terms of all oral Leases and Contracts. Except for the Assumed Liabilities, all Leases and Contracts and all other obligations and liabilities relating to the Assets and the Business shall be retained by Seller.

                 (2) None of the Leases and Contracts have been modified or amended from the form thereof attached hereto as Exhibit 4.11 or terminated, assigned or transferred by Seller, and none, to the knowledge of Seller and Shareholder, may be subject to any such action. To Seller's knowledge, each Lease and Contract is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, could constitute a default or breach by Seller nor to Seller's knowledge, any other party under any of the Leases and Contracts. To Seller's knowledge, there are no counterclaims or offsets under any of the Leases and Contracts.

                 (4) Except for Permitted Liens, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

                 (6) Seller shall obtain the consent of RESTAT, a division of The F. Dohmen Co., to the assignment of the contract set forth as item 8 on
Exhibit 4.11 and shall use its good faith efforts to obtain such other consents to assignment as are reasonably requested by Buyer.

                 (7) The Payables and Expenses are constituted solely of current working capital liabilities incurred in the ordinary course of business, exclusive of long-term and interest bearing debt.

         4.12    Environmental Matters.

                 (1) Hazardous Substances. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or which are regulated under any Environmental Law (as such term is defined below), or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place).

                 (2) Compliance with Environmental Laws. Except as set forth in the Phase I Environmental Real Estate Assessment, 708 Enterprise Drive Building, prepared by AIG Consultants, Inc., February 1, 1994, ("Phase I Report") all operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Seller, any Affiliates of Seller (wherein the term "Affiliates" shall mean any person or entity controlling, controlled by or under common control at any time with Seller, and the term "control" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Seller or its Affiliates ("Agents"), or any tenant or subtenant of Seller of any part of the Real Estate are and have been in compliance with any and all applicable, federal, state and local environmental, health and safety laws, regulations, orders, codes, judicial decisions, decrees, licenses, and permits (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Seller, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. To the knowledge of Seller and Shareholder, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except for uses, storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business provided such use, storage or presence was duly licensed, authorized, permitted or otherwise in material compliance with Environmental Law:

                          (a)     Neither Seller nor Affiliates or, to the
knowledge of Seller, the Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate, nor, to the knowledge of Seller and Shareholder, has the Real Estate ever been used for any of the foregoing.

                          (b)     Neither Seller, Affiliates nor, to the
knowledge of Seller, the Agents have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition deemed hazardous by Environmental Law respecting such material.

                          (c)     Seller has not at any time engaged in or
permitted, nor to the knowledge of Seller, has any tenant of Seller, Agent, Affiliate or any other occupant of the Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities under Environmental Law.

                          (d)     Neither Seller nor any present owner or
operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law at the Real Estate, or (ii) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with or regarding any remedial obligations under Environmental Law at the Real Estate, and there are no circumstances known to Seller or Shareholder which could serve as a basis therefor. Seller has not assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

                          (e)     Neither Seller, its Affiliates nor, to the
knowledge of Seller and Shareholder, its Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or proposed for listing on the National Priorities list, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

         Seller shall notify Buyer in writing promptly, after receiving or being made aware, of any order under or notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority under Environmental Law, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate relating to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith.

                 (3) Other Environmental Matters. Except as set forth in the Phase I Report, There are no underground storage tanks on any portion of the Real Estate, and the Real Estate is free of dangerous levels of naturally-emitted radon. To the knowledge of Seller, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of the Phase I Report on the Real Estate, which Seller or its Affiliates obtained or was furnished.




         4.13    Miscellaneous Representations Relating to Real Estate.

                 (1) No part of the Real Estate is currently subject to condemnation proceedings, and, to the knowledge of Seller and Shareholder, no condemnation or taking is threatened or contemplated. To Seller's knowledge, there are no public improvements which may result in special assessments against or otherwise affect the Real Estate. There are no facts known to either Seller or Shareholder that would adversely affect the possession, use or occupancy of the Real Estate.

                 (2) Attached as Exhibit 4.13 are complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents which have been prepared by or at the direction of Seller or Shareholder within the last five years relating to any of the Assets.

                 (3) To Seller's knowledge and (with respect to items for which Seller had no knowledge) except as set forth on the survey attached as part of Exhibit 4.13 hereto, all utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and all utility lines, pipes, hook-ups and wires serving the Real Estate are located within recorded easements for the benefit of the Real Estate. There are no encroachments upon the Real Estate and no encroachment of any improvements to the Real Estate onto adjacent property. None of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate.

                 (4) All potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Estate and the facilities of the Business are installed and operating and are sufficient to enable the Real Estate and the facilities of the Business to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

         4.14 Litigation. Neither Seller nor Shareholder has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, but not limited to, Food and Drug Administration, Drug Enforcement Administration, state controlled substance agencies and boards of pharmacy, civil rights agencies, public health and safety and occupational health agencies). Except as set forth in Exhibit 4.14 attached hereto (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, audits, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Seller and Shareholder, threatened involving Seller which relate to the Business, Shareholder, any of the Assets or the Business.

         4.15    Seller's Employees.  Exhibit 4.15 attached hereto sets forth:
(a) a complete list of all of Seller's employees, and rates of pay, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours (20) per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.11, Seller has no employment agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 4.15 lists all ex-employees of Seller utilizing or eligible to utilize COBRA (health insurance). Seller will terminate all of its employees at Closing, and each of Seller and Shareholder agree, jointly and severally, to indemnify and hold Buyer harmless, from and against any and all claims of Seller's employees relating to their employment by Seller through Closing and such termination, whenever made. Other than Assumed Liabilities, the parties expressly agree that Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through the date of Closing, including related payroll taxes. Within the period ninety (90) days prior to Closing, Seller did not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any

"operating unit," department or service within a single site of employment, as such terms are used in WARN.

         4.16 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate Seller's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the knowledge of Seller and Shareholder, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. There is no pending or, to the knowledge of Seller and Shareholder, threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to Seller's employees within the last three years.

         4.17 Insurance. Seller has in effect and has continuously maintained insurance coverage including "per occurrence" insurance paid in full through Closing for all of its operations, personnel and assets, and for the Assets and the Business customary for a business similar to the Business. A complete and accurate list of all Seller's insurance policies is set forth in
Exhibit 4.17 attached hereto, which policies have previously been provided to Buyer. Exhibit 4.17 also sets forth a summary of Seller's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller. Seller and Shareholder agree, jointly and severally, to indemnify and hold harmless Buyer from and against such pending insurance claims. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

         4.18 Broker's or Finder's Fee. Neither Seller nor Shareholder has employed, or is liable for the payment of any fee to, any finder, broker, or similar person in connection with the transactions contemplated by this Agreement.

         4.19 Conflicts of Interest. Except for the lease of the Real Estate to Seller by Land Trust, none of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to
Seller: (a) Shareholder, (b) any director or officer of Seller, or (c) any entity under common control with Seller or controlled by or related to Shareholder.

         4.20 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Seller are listed and described in Exhibit 4.20 attached hereto. No proceedings have been instituted or are pending or, to the knowledge of Seller and Shareholder, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and neither Seller nor Shareholder has any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

         4.21 Inventories. The Inventory is, and on Closing will be, of a quality and quantity presently used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice. The Inventory is, and at December 31, 1995, will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since December 31, 1995, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business. Seller has fairly represented the nature and extent of the Inventory to its outside auditors and accountants on a consistent basis and in the exercise of good faith.

         4.22 Motor Vehicles. All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.1(2) attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.23    Employee Benefit Plans.

                 (1) Welfare Benefit Plans. Exhibit 4.23(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). Copies to all Welfare Benefit Plans have previously been provided to Buyer.

                 (2) Pension Benefit Plans. Exhibit 4.23(2) attached hereto contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered employee of Seller during the period of their employment with any predecessor of Seller, (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). Copies of all Pension Benefit

Plans, if any, have previously been provided to Buyer. Seller does not constitute and is not required to contribute to any multi-employer plan (as defined in Sections 3 (37) and 4001 (4)(3) of ERISA).

                 (3) Liabilities. Buyer shall not assume or be responsible for any Welfare Benefit Plan or Pension Benefit Plan or any liability thereunder.

                 (4) Termination of Participation. Upon Closing, Seller shall cease to be a participating employer under all Pension Benefit Plans and Welfare Benefit Plans maintained by Seller, and any such action by Seller shall in no way diminish its obligations to Buyer.

         4.24 Compliance with Healthcare Laws and Other Laws. Seller has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller which action could have a material adverse effect on the Business. The transactions contemplated under this Agreement comply with any applicable state antitrust and similar laws. None of the Leases and Contracts and no activity of Seller violates Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Leases and Contracts and no activity of Seller violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. The Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance could not have a material adverse effect on the Business. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Seller with any federal, state or local governmental authorities and any third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filling contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Seller shall retain and be responsible, for any liability incurred, and Seller shall be entitled to receive any refund or other benefit which may result from the same in connection with any such return, report, plan and filing.

         4.25 Condition of Assets. The Equipment and Furnishings are all of the "Equipment" reflected on the Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets together with the Excluded Assets comprise all of the following: all assets owned by Seller and all assets used in connection with the Business and any related businesses. Except as set forth on Exhibit 4.25, all components of all of the Equipment and Furnishings are in good working order. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied. Since December 31, 1995 and except as required in the ordinary and usual course of the Business, no assets have been removed, distributed, assigned or paid by or from Seller.

         4.26 Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed and has paid or made arrangements for all taxes for all periods, through December 31, 1995, except where the failure to do so would not adversely effect the Business or Assets.

         4.27 No Omissions or Misstatements. None of the representations, warranties, covenants or other information in this Agreement and Exhibits hereto, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.


              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller and Shareholder to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller and Shareholder, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

         5.1 Organization, Qualification and Authority. IPA and Capstone are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer shall be responsible for the payment of any fee to any finder, broker, government official, consultant or similar person retained by Buyer in connection with the transactions contemplated by this Agreement.

         5.4 Buyer Reports. Capstone has delivered to the Shareholder those filings with the Securities and Exchange Commission (collectively, the "Buyer Reports") listed on Exhibit 5.4 hereto. The Buyer Reports were complete, accurate and correct, in all material respects, when filed. The Buyer Reports are or amend and restate, all of the periodic reports filed with the SEC by Capstone since January 1, 1995. The Buyer Reports, when filed, did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make any of the statements therein not misleading in light of the circumstances in which they were made.

                        ARTICLE VI. COVENANTS OF PARTIES


         6.1 Ownership of Intellectual Property. Seller will reasonably assist Buyer (including, but not limited to the execution of all necessary documents and agreements) in order for Buyer to create, perfect or renew rights in any Intellectual Property (including but not limited to rights which are created, perfected or renewed subsequent to the Closing).

         6.2     Access to Books and Records.

                 (a) Following the Closing, Buyer shall permit Seller's representatives and employees (including, without limitation, their counsel consultants and auditors), during normal business hours, to have reasonable access to at all reasonable times, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing and have reasonable access to the employees of the Business. For a period of five years after the Closing, Buyer agrees that, prior to the destruction or disposition of any such books or records, Buyer shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Seller of such proposed destruction or disposal. If Seller desires to obtain any such documents or records, it may do so by notifying Buyer in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Buyer shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Seller, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                 (b) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), to have access at all reasonable times to, and examine and make copies of, all books and records of Seller and its affiliates relating to the Business or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to the Closing. For a period of five years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                 (c) Seller shall cause its accounting firm to consent to, and provide the necessary written consents for, the inclusion of the Financial Statements and Post Closing Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

         6.3 Maintain Insurance Coverage. Seller shall provide at Closing evidence satisfactory to Buyer that the insurance described in Section 4.17 continues to be in effect through the date of Closing and that all premiums due have been paid.

         6.4 Current Return Filing. Seller shall be responsible for (a) the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns for all the tax periods of Seller ending on or before the Closing; and
(b) the payment of all such taxes when due.


                             ARTICLE VII.  CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on March 1, 1996, at the offices of Seller's counsel in Chicago, Illinois (the "Closing"). The Closing shall be effective January 1, 1996. In the event that Closing has not occurred by March 31, 1996, then any party not in default hereunder may terminate this Agreement without further obligation.


         ARTICLE VIII.  SELLER'S AND SHAREHOLDER'S CONDITIONS TO CLOSE

         The obligations of Seller and Shareholder under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller or Shareholder in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

         8.4 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Seller.

         8.5 Employment Agreement. Buyer and Shareholder shall have entered into an employment agreement in the form attached hereto as Exhibit 9.6.

         8.6 Lease Agreement. Buyer and Land Trust shall have entered into a lease agreement in the form attached hereto as Exhibit 9.7 and Buyer shall have delivered evidence of the insurance required thereunder.

         8.7 Deliveries. Buyer shall have complied with its obligations under Article XI hereunder.



                    ARTICLE IX.  BUYER'S CONDITIONS TO CLOSE

                 The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller and Shareholder contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Seller and Shareholder shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, registrations, permits, approvals, provider contracts, necessary in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

         9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         9.4 Inspection of Assets; UCC Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Seller shall have delivered to Buyer, at Seller's expense, all UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, the Assets and the Business, including all "DBA's,"trade names and fictitious names of Seller, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer.

         9.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

         9.6 Employment Agreement. Buyer and Shareholder shall have entered into an employment agreement in the form attached hereto as Exhibit 9.6.

         9.7 Lease Agreement and Landlord Waiver. Buyer and Land Trust shall have entered into a lease agreement in the form attached hereto as
Exhibit 9.7 and the related Landlord Waiver and Consent.

         9.8 Third Party Consents and Releases. Seller shall provide to Buyer the consents described in Section 4.11(6).

         9.9 Deliveries. Seller shall have complied with its obligations under Article X hereunder.

         9.10 Foxmeyer. The Financial Statements shall reflect the amount of liability to Foxmeyer as $1,855,455.86.


          ARTICLE X.  OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING

         At Closing, Seller and Shareholder shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                 (a) A Bill of Sale, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear (except for Permitted Liens) of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for the Assumed Liabilities.

                 (b) Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for the Assumed Liabilities.

                 (c) An executed assignment to Buyer of each Lease and Contract which Buyer has agreed to assume in form and substance reasonably satisfactory to Buyer.

         10.2 Possession. Seller shall deliver to Buyer full possession and control of the Business and Assets at the Seller's premises (except for Assets located at the premises of the Business' customers).

         10.3 Opinion of Counsel. Seller and Shareholder shall deliver to Buyer the favorable opinion of counsel for Seller and Shareholder, dated as of Closing, in the form attached hereto as Exhibit 10.3.

         10.4 Corporate Good Standing and Corporate Resolutions. Seller deliver to Buyer a certificate of good standing from the Secretary of State of its state of organization, certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors and Shareholder authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the state of Seller's incorporation relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Closing Certificate. Seller and Shareholder shall deliver to Buyer a certificate of an officer of Seller and of Shareholder, dated as of Closing, certifying that (a) each covenant and obligation of Seller and Shareholder has been complied with by such parties, and (b) each representation and warranty of Seller and Shareholder is true and correct at the Closing as if made on and as of the Closing.

         10.6 Third Party Consents, Etc. Seller shall deliver to Buyer, all consents, estoppels, approvals, releases and authorizations of governmental agencies and other third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereby, including, but not limited to, those consents necessary for the assignment of Leases and Contracts pursuant to paragraph 10.1(c) and those releases needed to convey the Assets as contemplated hereunder.

         10.7    Taxes and Other Payments.  Seller shall deliver to Buyer:

                 (a) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code.

                 (b) Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, except those encumbrances permitted under paragraph 9.10.

         10.8 Insurance. Seller shall deliver evidence of its insurance coverage required by paragraph 6.9.

         10.9 Employment and Lease Agreements. Seller and Shareholder shall deliver to Buyer each of the agreements described in paragraphs 9.6 and 9.7.

         10.10 Subordination, Nondisturbance and Attornment Agreement. Seller shall deliver to Buyer a Subordination, Nondisturbance and Attornment Agreement executed by Marquette National Bank in the form attached hereto as
Exhibit 10.10.

         10.11 Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller and Shareholder shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets and Business to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and/or Shareholder and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, registrations, consents and licenses, accreditations or permits.


                  ARTICLE XI.  OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         11.1 Purchase Price. Buyer shall make available to Seller the Purchase Price upon the terms specified in paragraph 3.1.

         11.2 Assumption of Liabilities. Buyer shall covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

         11.3 Opinion of Counsel. Buyer shall deliver to Seller and Shareholder the favorable opinion of counsel for Buyer, dated as of Closing, in the form attached hereto as Exhibit 11.3.

         11.4 Corporate Good Standing and Board Resolutions. Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Delaware, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions hereunder contemplated.

         11.5 Closing Certificate. Buyer shall deliver to Seller a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with by Buyer, and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.

         11.6 Additional Requested Documents; Post Closing Assistance. At the reasonable request of Seller at Closing and at any time or from time to time thereafter, Buyer shall execute and deliver such further instruments and take such other action as Seller may reasonably request, and otherwise cooperate with Seller as Seller may reasonably request, to effectuate the transactions contemplated hereunder.

         11.7 Warrant. Buyer shall deliver to Seller and Shareholder an executed Warrant.

         11.8 Employment and Lease Agreements. Buyer shall deliver to Seller and Shareholder each of the agreements described in paragraphs 9.6 and 9.7.

         11.9 Illinois Resale Certificate. Buyer shall deliver to Seller and Shareholder an End Use Certificate in the form attached as Exhibit 11.9.


                            ARTICLE XII.  [RESERVED]

           ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer, Seller and Shareholder contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the date of Closing, and shall not be merged into any documents delivered in connection with the Closing, for a period of three (3) years. Notwithstanding the three (3) year limitation set forth above, those representations, warranties, covenants and obligations set forth in paragraphs 4.8, 4.24 (as such paragraph pertains to health care matters), 4.26 and 6.4 shall each survive for a period equal to the applicable statute of limitations.

         13.2 Indemnification by Seller, Shareholder and Trust. Subject to provisions of paragraph 13.4, Seller, Shareholder and Trust, jointly and severally, shall promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and damages suffered by Buyer resulting from (i) any breach by either Seller or Shareholder of any of the covenants, obligations, representations or warranties contained in this Agreement or any certificate or affidavit of Seller and/or Shareholder delivered pursuant to this Agreement, (ii) any liability of Seller not expressly assumed by Buyer pursuant to paragraph 1.3, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time through the date of Closing. Any indemnification payment made pursuant to this Article shall include interest at eight percent (8%) per annum (the "Rate"), payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this paragraph shall be joint and several between Seller and Shareholder.

         13.3 Indemnification by Buyer. Subject to the provisions of paragraph 13.4, Buyer shall promptly indemnify, defend, and hold Seller harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement,(ii) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Assumed Liabilities, and (iii) any claim that is brought or asserted by any third party(s) against Seller arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to the date of Closing. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this paragraph shall be joint and several between IPA and Capstone.

         13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

                 (1) Claims by Non-parties. Prior to seeking indemnification hereunder, the indemnified party shall deliver appropriate claims to any relevant insurer or third party obligated to indemnify the indemnified party with respect to the loss giving rise to such claim so long as such action would not violate the provisions of any agreement binding upon the indemnified party and would not otherwise have a detrimental effect on the indemnified party. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five
(45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association.

                 (3) Claims by a Straddle Customer or Patient. Any claim by a customer or patient relating to professional negligence or similar matters involving a customer or patient served both prior to and subsequent to Closing will be the responsibility of either Seller and Shareholder, jointly and severally on the one hand, or Buyer, on the other hand, in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose on or before the date of Closing, Seller and Shareholder shall respond to the loss and defense expenses and indemnify Buyer;
(ii) if it is a claim in which the incident giving rise to liability clearly arose subsequent to the date of Closing, Buyer shall respond to the loss and defense expenses and indemnify Seller; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller, Shareholder and Buyer will jointly defend the case and each will fully cooperate with the others in such defense. Once the case is closed, if Buyer and Seller and Shareholder cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                 (4) Limitation on Claims. The obligations of an indemnifying party under this Agreement shall not begin until the indemnified party incurs one or more claims which equal One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Basket"). Once the Basket is reached, the obligations of an indemnifying party under this Agreement shall apply to all claims of the indemnified party, whether such claims are part of the Basket or in excess thereof. In no event shall the obligations of an indemnifying party and its affiliates under this Agreement exceed the cash portion of the Purchase Price.


                     ARTICLE XIV.  PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Seller and Shareholder hereby, jointly and severally, covenant and agree with Buyer that, during the "NONCOMPETE PERIOD" (as such term is defined herein) neither Seller nor Shareholder shall directly or indirectly, (a) within the "NONCOMPETE AREA" (as such term if defined herein), acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any pharmaceutical operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing; (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer or an Affiliate unless such person is not so employed for at least six (6) months; or (c) with respect to any customer, patient, physician, physician group, or health care provider with whom Buyer or an Affiliate contracts with or serves in connection with the Business subsequent to Closing, or any potential customer with whom Buyer or Affiliate may reasonably be expected to contract with or service in connection with the Business within six (6) months of the Closing, either solicit the same in a manner which could adversely affect Buyer or an Affiliate or make statements to the same which disparage Buyer, an Affiliate, the Business or their respective operations in anyway. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the third anniversary thereof. The "NONCOMPETE AREA" shall mean the area within a fifty (50) mile radius of (a) each location from which the Business is operated or conducted as of the Closing, and (b) each location at which Seller delivers pharmaceuticals as of the Closing. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

         14.2 Enforceability. In the event of a breach of paragraph 14.1, Seller and Shareholder recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be jointly and severally borne by Seller and Shareholder. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereby acknowledge the necessity of protection against the competition of Seller and Shareholder and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller and Shareholder for agreeing to the restrictions contained in paragraph 14.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                           ARTICLE XV.  MISCELLANEOUS

         15.1 Assignment. Following Closing, Buyer may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express written consent of Seller or Shareholder.
Neither Seller nor Shareholder may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         15.2 Other Expenses. Except as otherwise provided in this Agreement, Seller and Shareholder shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. All state and local sales and use taxes, recording fees and transfer taxes incurred in connection with the transactions contemplated within this Agreement shall be borne and timely paid by Seller. All ad valorem taxes incurred in connection with the transactions contemplated within this Agreement shall be prorated as of Closing.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 To Seller or Shareholder:
                 ------------------------

                 Dennis Ruben
                 6635 North Lawndale
                 Lincolnwood, Illinois 60645

                 with a copy to:

                 Albert Milstein
                 Winston & Strawn
                 35 West Wacker, Suite 4200
                 Chicago, IL  60601

                 To Buyer:
                 --------

                 Capstone Pharmacy Services, Inc.
                 2930 Washington Boulevard
                 Baltimore, MD 21230
                 Attn: R. Dirk Allison, President

                 with a copy to:

                 Mark Manner
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 Nashville, Tennessee  37238-1800


         15.4 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Seller, Shareholder and their Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any non-public information.

         15.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

         15.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.7 Benefit. Subject to paragraph 15.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

         15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there shall be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

         15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the knowledge of Seller or Shareholder" or the like is used, Seller and Shareholder shall each be deemed to have the knowledge of Seller's Shareholder, officers, directors, Director of Pharmacy and Assistant Director of Pharmacy, and of its Affiliates; and Seller and Shareholder shall each be under a duty of due inquiry.

         15.12 Entire Agreement. This Agreement, including the Exhibits and attachments hereto, which are incorporated herein by reference, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Seller and Shareholder.

         15.13 Legal Fees and Costs. Subject to Section 13.4(2), in the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




"SELLER":                             "BUYER"

I.M.D. CORPORATION                    ILLINOIS PHARMACY ACQUISITION CO.




By:                                   By:
   ------------------------              -----------------------------------
    Dennis Ruben, President
                                      Title:
                                            --------------------------------

"SHAREHOLDER":                        CAPSTONE PHARMACY SERVICES, INC.


---------------------------           By:
DENNIS RUBEN                             -----------------------------------
                                      Title:
                                            --------------------------------

DENNIS RUBEN, AS TRUSTEE
UNDER TRUST INSTRUMENT
DATED DECEMBER 7, 1987


                                      By:
---------------------------              -----------------------------------



                                      Title:
                                            --------------------------------

                                     I.M.D.

                                  Exhibit List


Exhibit A                                                   Description of Business
Exhibit 1.1(2)                                              Equipment and Furnishings
Exhibit 1.2                                                 Excluded Assets
Exhibit 1.3                                                 Assumed Liabilities
Exhibit 3.1                                                 Form of Warrant
Exhibit 3.3                                                 Allocation of Purchase Price
Exhibit 4.3                                                 Financial Statements
Exhibit 4.4                                                 Operations Since December 31, 1995
Exhibit 4.6                                                 Employment Discrimination
Exhibit 4.7(1)                                              Licenses and Permits
Exhibit 4.9                                                 Real Estate
Exhibit 4.11                                                List and Copies/Summaries of Leases and
                                                            Contracts
Exhibit 4.13                                                Copies of Appraisals, Mechanical and Structural
                                                            Studies, Engineering Plans, Architectural
                                                            Drawings and Soil Studies
Exhibit 4.14                                                Litigation
Exhibit 4.15                                                Employee Information
Exhibit 4.17                                                Insurance; Summary of Coverage; Pending
                                                            Claims
Exhibit 4.20                                                Intellectual Property
Exhibit 4.23(1)                                             Welfare Benefit Plans
Exhibit 4.23(2)                                             Pension Benefit Plans
Exhibit 4.25                                                Condition of Assets
Exhibit 5.4                                                 Buyer Reports
Exhibit 9.6                                                 Form of Employment Agreement
Exhibit 9.7                                                 Form of Lease Agreement
Exhibit 10.3                                                Form of Opinion of Counsel for the Seller and
                                                            Shareholder
Exhibit 10.10                                               Form of Subordination, Nondisturbance and
                                                            Attornment Agreement
Exhibit 11.3                                                Form of H3GM Opinion
Exhibit 11.9                                                Illinois Resale Certificate
